Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Webull Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value $0.00001 per share, issuable upon exercise of options outstanding pursuant to the Webull Corporation 2021 Global Share Incentive Plan	(1)	Other	33,057,765	$0.13	$4,297,509.45	0.0001531	$657.95
Fees to be Paid	Equity	Ordinary shares, par value $0.00001 per share, issuable upon conversion of restricted share units outstanding pursuant to the Webull Corporation 2021 Global Share Incentive Plan	(2)	Other	8,046,477	14.19	114,179,508.63	0.0001531	17,480.89
Fees to be Paid	Equity	Ordinary shares, par value $0.00001 per share, reserved for issuance pursuant to the Webull Corporation 2021 Global Share Incentive Plan	(3)	Other	3,296,742	$14.19	$46,780,768.98	0.0001531	$7,162.14

Total Offering Amounts:							$165,257,787.06		25,300.98
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$25,300.98

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional Class A ordinary shares, $0.00001 par value (the “ordinary shares”) of Webull Corporation (the “Registrant”) that become issuable under the Webull Corporation 2021 Global Share Incentive Plan (the “Incentive Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction.

The amount to be registered represents ordinary shares issuable upon the exercise of outstanding options granted under the Incentive Plan as of the date of this Registration Statement, and the corresponding proposed maximum offering price per share represents the weighted average exercise price of such outstanding options, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act.
(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional ordinary shares that become issuable under the Incentive Plan by reason of any share dividend, share split, recapitalization or other similar transaction.

Represents Class A ordinary shares issuable upon the settlement of outstanding restricted share units granted under the Incentive Plan as of the date of this Registration Statement.

Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the ordinary shares reported on Nasdaq on August 21, 2025, which was approximately $14.19 per ordinary share.
(3)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional ordinary shares that become issuable under the Incentive Plan by reason of any share dividend, share split, recapitalization or other similar transaction.

Represents ordinary shares issuable pursuant to the Incentive Plan which shares consist of 3,296,742 ordinary shares reserved and available for delivery with respect to awards under the Incentive Plan, including options, restricted shares, restricted share units or other types of awards approved pursuant to the Incentive Plan.

Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the ordinary shares reported on Nasdaq on August 21, 2025, which was approximately $14.19 per ordinary share.